Exhibit 99.2

Exhibit 99.2 1Opko Biologics, Nes Ziona, Israel

1 1 Rachel Guy 1, Yana Felikman 1, Ahuva Bar Ilan 1 , Ron Rosenfeld 2, Vivian Hwa 2 and Eyal 2

Oren Hershkovitz , Laura Moschcovich , Oregon Health & Science University, USA

Fima 1

OPKO Biologics is a clinical stage company developing biobetter long acting versions of existing therapeutic proteins utilizing a technology called CTP.

CTP – A Natural Peptide Created During Evolution to Enhance Longevity of the hCG Hormone

+ =

Any Short Lasting Protein CTP Long Lasting Protein

The technology involves fusion of the C terminus peptide of hCG,  which is a highly O glycosylated peptide, to the target protein. CTP enabled the production of a long-acting hGH (MOD 4023), which supports a single weekly injection in growth hormone deficient patients.-MOD 4023 is manufactured as a non viscous liquid formulation.

Objectives

Characterization of MOD-4023 drug substance and drug product with respect to the protein quality attributes process reproducibility

Characterization Studies

Glycoprofyling analysis of different batches shows that the major O-glycan structure in MOD 4023 is mono sialylated core 1

25,0 LU 1 - 120330_A1866_Kn#9 [modified by Kn_E] DS 155C011001 emWVL:420 Emission_ nm 1

5 3

10,0

1 1 2 4 6

-5,0 2 - 120330_A1866_Kn#13 [modified by Kn_E] DP XCellerex 4-11-X003A-S1 Emission_1 25,0 LU emWVL:420 nm

3

10,0 5

1 2 4 6

2 .

-5,0 min 0,0 5,0 10,0 15,0 20,0 25,0 30,0 35,0 40,0 45,0 50,0 55,0 60,0 65,0 70,0 75,0 80,0 85,0 90,0

O Glycoprofiling of batch 1 (top) and batch 2(bottom)

Similar peptide map profiles of MOD 4023 batches are obtained supporting the consistency of the drug substance primary structure in each batch.

Peptide map of batch 1 (top) and batch 2(bottom)

Conclusions

Highly Purified Thin Injection Protein Needle

MOD-4023 manufacturing process is robust, producing a highly reproducible O glycosylated product .Based on these findings and combined with its excellent safety profile and significant prolonged GH potential to replace the daily injections of hGH now required for the treatment of GH deficiency with a weekly regimen.

Methods

MOD 4023 characterization was carried out by applying various acceptable analytical methods including glycosylation profiling and peptide mapping. In Brief, for Peptide mapping assay, MOD-4023 was  cleaved by trypsine generating specific peptides which are separated by RP-HPLC to obtain a specific fingerprint pattern of MOD-4023. Glycoprofying was performed by releasing MOD-4023 glycans followed glycan labeling with 2 aminobenzamide (2AB), cleaned up and analyzed by NP HPLC

Production of Long Acting hGH

Clone optimization : Performed by screening of commercial media, addition of different feeds and assessment of pH and temperature shift, using TubeSpin bioreactors.

Production Bioreactor - In the production bioreactor cells are grown using a Fed-Batch mode in commercial chemically defined media including a commercially animal free feeding step, resulting in high productivity.

Purification Process - The down stream purification process is capturing and purifying the highly-glycosylated MOD-4023 exhibiting high capacity for removal of process related impurities including remarkable viral removal capacity.

An improvement of productivities ranging from 1.5 to 2.5 fold over the control is observed.

Similar cell growth in small and large scale bioreactor

Capturing of the highly- glycosylated MOD-4023 by the purification process

Introduction